Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of ESS Tech, Inc. on Form S-8 of our report dated March 31, 2021, except for effects of the restatement discussed in Note 2 – Amendment 1 as to which date is May 24, 2021 and Note 2 - Amendment 2 and Note 8, as to which the date is December 2, 2021, which includes an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of ACON S2 Acquisition Corp. as of December 31, 2020 and for the period from July 21, 2020 (inception) through December 31, 2020, which report appears in this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement. We were dismissed as auditors on December 3, 2021 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Registration Statement for the periods after the date of our dismissal.

/s/ Marcum LLP

Marcum LLP

Melville, NY

December 14, 2021